Exhibit 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500
Enterprise Products Partners L.P. Announces Pricing of
Public Unit Offering
     Houston, Texas (Wednesday, December 1, 2010) — Enterprise Products Partners L.P. (NYSE:EPD) today announced that it has priced a public offering of 11,500,000 common units representing limited partner interests at a public offering price of $41.25 per common unit. Enterprise has also granted the underwriters a 30-day option to purchase up to 1,725,000 additional common units to cover overallotments, if any. Enterprise will use the net proceeds, after expenses, of approximately $460 million from this offering, including any exercise of the over-allotment option by the underwriters, to temporarily reduce borrowings under its multi-year revolving credit facility.
     Morgan Stanley, Barclays Capital, BofA Merrill Lynch, Citi, J.P. Morgan and Wells Fargo Securities are joint book running managers for the offering. Credit Suisse, Goldman, Sachs & Co., Raymond James, RBC Capital Markets, UBS, Deutsche Bank Securities, Madison Williams and Company, Morgan Keegan & Company Inc., Ladenburg Thalmann and Oppenheimer are co-managers. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. A copy of the preliminary prospectus supplement and related base prospectus may also be obtained from the underwriters as follows:
Morgan Stanley
Attn: Prospectus Dept.
180 Varick Street, 2nd floor,
New York, NY, 10014
Toll-free number: (866) 718-1649
prospectus@morganstanley.com

Barclays Capital
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
Toll-free number: 1-888-603-5847
Barclaysprospectus@broadridge.com
BofA Merrill Lynch
Attn: Prospectus Department
4 World Financial Center
New York, NY 10080
Email: dg.prospectus_requests@baml.com
Citi
Attention: Prospectus Dept.
Brooklyn Army Terminal
140 58th Street, 8th floor,
Brooklyn, NY, 11220
Toll-free number: (800) 831-9146
batprospectusdept@citi.com
J.P. Morgan
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, New York 11717
Toll-free number: (866) 803-9204
Wells Fargo Securities
Attention: Equity Syndicate Dept.
375 Park Ave.
New York, NY, 10152
Toll-free number: (800) 326-5897
Email: cmclientsupport@wellsfargo.com
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

     Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include: approximately 49,100 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. Additional information is available at www.epplp.com.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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